Exhibit 12


WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)



                                                         Year Ended December 31,
                                     ----------------------------------------------------------------
                                         1996         1997         1998        1999         2000
                                     ----------------------------------------------------------------
Fixed Charges:
   Interest Cost                      $   103,338      136,929     145,579     129,282      124,296
   One-third rent                           6,906        7,535       8,075       8,076        8,868
                                      ------------ ------------ ----------- ------------ ------------
Total Fixed Charges                       110,244      144,464     153,654     137,358      133,164
                                      ------------ ------------ ----------- ------------ ------------

Add (Deduct):
   Earnings before
   Income Taxes                           306,086     111,263     132,783      413,275      514,387
   Interest Capitalized                   (10,534)    (19,939)    (13,589)      (3,998)      (5,163)
                                      ------------ ------------ ----------- ------------ ------------
Earnings for
Fixed Charges                         $   405,796     235,788     272,848      546,635      642,388
                                      ============ ============ =========== ============ ============

Ratio of Earnings to
   Fixed Charges                             3.68        1.63        1.78         3.98         4.82
                                             ====        ====        ====         ====         ====